                                                                      EXHIBIT 22

                            ILLINOIS TOOL WORKS INC.
                              3600 WEST LAKE AVENUE
                            GLENVIEW, ILLINOIS 60025
                                 March 27, 1995

                                 PROXY STATEMENT

       For the Annual Meeting of Stockholders of Illinois Tool Works Inc.

                            To Be Held on May 5, 1995

                              ELECTION OF DIRECTORS

     Fourteen directors of the Company are to be elected to hold office until the next annual meeting or until their successors are duly elected and qualified or until their earlier resignation or removal. Unless otherwise directed, proxies will be voted at the meeting for the election of the persons listed below, or in the event of an unforeseen contingency, for different persons as substitutes. The Nominating Committee and the Board as a whole are recommending the addition of Messrs. Crowther and Farrell as directors in anticipation of the retirement of Messrs. Cathcart and Nichols at the 1996 annual meeting. Calvin
A. H. Waller is also being recommended as a director in light of the mandatory retirement of four directors in 1997. The Company anticipates that three additional directors will stand for election at the 1996 annual meeting of stockholders. Set forth below are the name, age, principal occupation and other information concerning each nominee.

Julius W. Becton, Jr. (68)
     Former President, Prairie View A&M University from 1989 through 1994.
     Mr. Becton served as Director of the Federal Emergency Management
     Agency from 1985 to 1989 after 40 years of commissioned service in the U.S. Army, during which he attained the rank of Lieutenant General. He is a director of The Wackenhut Corporation, and has been a director of the Company since 1992.

Silas S. Cathcart (68)
     Former Chairman, Kidder, Peabody Group, Inc. (investment banking) from January 1989 through January 1990, Chairman and Chief Executive Officer from February 1988 to January 1989, and President and Chief Executive Officer from May 1987 to February 1988. In May 1986, Mr. Cathcart retired as Chairman of Illinois Tool Works Inc., a position that he had held since 1972. Mr Cathcart is a director of Baxter International Inc., General Electric Company and The Quaker Oats Company and has been a director of the Company since 1964.

Susan Crown (36)
     Vice President, Henry Crown and Company since 1984. Henry Crown and Company is a family owned and operated company with investments in securities, real estate, resort properties and manufacturing operations. Ms. Crown is a director of Baxter International Inc. She is also a trustee and executive committee member of Rush-Presbyterian-St. Luke's Medical Center in Chicago and a trustee of The Yale Corporation. She has been a director of the Company since 1994.

H. Richard Crowther (62)
     Vice Chairman of Illinois Tool Works Inc. Mr. Crowther will retire as Vice Chairman of the Company on March 31, 1995, a position he has held since 1990. Prior to becoming Vice Chairman, Mr. Crowther was Executive Vice President, and has a total of 36 years with the Company.

W. James Farrell (52)
     President of the Company since December 1994; Executive Vice President from 1983 to December 1994, with a total of 29 years with the Company. Mr. Farrell is a director of Hon Industries Inc.

Richard M. Jones (68)
     Former Chairman and Chief Executive Officer, Guaranty Federal Savings Bank from 1989 through 1991. Mr. Jones was President of Sears, Roebuck and Co. (diversified merchandise, insurance, real estate and financial services) from 1986 to 1988 and Chief Financial Officer from 1980 to 1988. Mr. Jones is a director of Applied Power Inc., baker, Fentress & Co., Guaranty Federal Savings Bank and MCI Communications Corp., and has been a director of the Company since 1988.

George D. Kennedy (68)
     Former Chairman, Mallinckrodt Group Inc. (animal and human health) from 1991 to 1994 and Chairman and Chief Executive Officer from 1986 to 1991. Mr. Kennedy is a director of American National Can Corporation, Brunswick Corporation, Kemper National Insurance Company, Kemper Corporation, Mallinckrodt Group Inc., Scotsman Industries, Inc. and Stone Container Corporation, and has been a director of the Company since 1988.

Richard H. Leet (68)
     Former Vice Chairman, Amoco Corporation (oil and chemicals) from March 1991 to October 1991 and Executive Vice President from 1983 through February 1991. Mr. Leet is a director of Great Lakes Chemical Corporation, Landauer Inc. and Vulcan Materials Corp., was formerly President of the Boy Scouts of America, and has been a director of the Company since 1988.

Robert C. McCormack (55)
     Partner, Trident Capital L.P. (venture capital) since January 1993; Assistant Secretary of the Navy from 1990 to 1993; Deputy Under Secretary of Defense from 1987 to 1990; and Managing Director, Morgan Stanley & Co. Incorporated (investment banking) from 1985 to 1987. Mr. McCormack has been a director of the Company since 1993 and was previously a director from 1978 through 1987.

John D. Nichols (64)
     Chairman and Chief Executive Officer of the Company since May 1986; President and Chief Executive Officer from January 1982 to May 1986. Mr. Nichols is a director of Household International Inc., Philip Morris Cos. Inc., Rockwell International Corporation and Stone Container Corporation. He has been a director of the Company since 1981.

Phillip B. Rooney (50)
     President and Chief Operating Officer, WMX Technologies Inc. (environmental services) since 1985, Chairman and Chief Executive Officer, Waste Management Inc. (solid waste management) since November 1993; Chairman and Chief Executive Officer, Wheelabrator Technologies Inc. (waste-to-energy) since 1990; and Chairman of the Board, Rust International Inc. (engineering, design and construction services) since January 1983. Mr. Rooney is a director of Caremark International Inc., Chemical Waste Management, Inc., Rust International Inc., The ServiceMaster Company, Urban Shopping Centers Inc., Waste Management International plc, Wheelabrator Technologies Inc. and WMX Technologies, Inc., and has been a director of the Company since 1990.

Harold B. Smith (61)
     Chairman of the Executive Committee of the Company since 1982. Mr. Smith is a director of W.W. Grainger Inc. and Northern Trust Corporation and a Trustee of The Northwestern Mutual Life Insurance Company. He has been a director of the Company since 1968.

Ormand J. Wade (55)
     Former Vice Chairman, Ameritech Corp. (telecommunications products and services) from 1989 to 1993; President of the Ameritech Bell Group form 1987 to 1989; and President and Chief Executive Officer, Illinois Bell Telephone Company from 1982 through 1986. Mr. Wade is a director of Andrew Corporation, NBD Bancorp Inc. and Westell Inc. He has been a director of the Company since 1985.

Calvin A. H. Waller (57)
     Senior Vice President, ICF Kaiser International Inc. (energy and environmental group) since August 1994. Former President and Chief Executive Officer of RKK Ltd. (environmental technology) from 1993 to 1994 and Chief Operating Officer and Executive Vice President from November 1991 to May 1993. After 32 years of military service, Mr. Waller retired form the Army in October 1991 with the rank of Lieutenant General, having served, among other positions, as Deputy Commander-in-Chief of Operations Desert Shield and Desert Storm. Mr. Waller is a director of Interpoint Corp. and RADICA Games, Ltd. of Hong Kong.

                               SECURITY OWNERSHIP

     The following table sets forth information regarding ownership of the Company's Common Stock as of December 31, 1994 by each director and nominee for director; by each of the named executive officer; by directors, nominees and executive officers as a group; and by other persons who, to the knowledge of the Company, own of record or beneficially more than 5% of the outstanding Common Stock of the Company.


                                                              Amount and Nature of
           Name of Beneficial Owner or Group                Beneficial Ownership ( )    Percent of Class
           ---------------------------------                -------------------------   ----------------
Directors and Nominees
(Other Than Executive Officers)
   Julius W. Becton, Jr. . . . . . . . . . . . . . . . . .            1,300(2)                   *
   Silas S Cathcart. . . . . . . . . . . . . . . . . . . .          185,974(3)                   *
   Susan Crown . . . . . . . . . . . . . . . . . . . . . .            3,900(2)(4)                *
   Richard M. Jones. . . . . . . . . . . . . . . . . . . .            5,500(2)                   *
   George D. Kennedy . . . . . . . . . . . . . . . . . . .            1,760(2)                   *
   Richard H. Leet . . . . . . . . . . . . . . . . . . . .            4,500( )                   *
   Robert C. McCormack . . . . . . . . . . . . . . . . . .        7,274,250(5)(6)              6.3
   Phillip B. Rooney . . . . . . . . . . . . . . . . . . .            5,500( )                   *
   Harold B. Smith . . . . . . . . . . . . . . . . . . . .       19,785,454(6)(7)             17.2
   Ormand J. Wade. . . . . . . . . . . . . . . . . . . . .            1,900(2)                   *
   Calvin A. H. Waller . . . . . . . . . . . . . . . . . .              --                      --

Executive Officers
   H. Richard Crowther . . . . . . . . . . . . . . . . . .          186,532(8)(9)                *
   W. James Farrell. . . . . . . . . . . . . . . . . . . .           95,686(8)(10)               *
   Robert H. Jenkins . . . . . . . . . . . . . . . . . . .           58,036(8)(11)               *
   John D. Nichols . . . . . . . . . . . . . . . . . . . .          426,428(8)(12)               *
   Frank S. Ptak . . . . . . . . . . . . . . . . . . . . .           69,702(8)                   *

Directors, Nominees and Executive Officers
   as a Group (24 Persons) . . . . . . . . . . . . . . . .       21,099,787(8)                18.3

Other Principal Beneficial Owners
   Edward Byron Smith, Jr. . . . . . . . . . . . . . . . .        7,592,906(6)(13)             6.6
   The Northern Trust Company. . . . . . . . . . . . . . .       21,479,850(14)               18.6

--------------
   *  Less than 1% of Class
 (1)  Unless otherwise noted, ownership is direct.
 (2) Includes 900 shares of restricted stock granted on January 3, 1995 under the Directors' Restricted Stock Plan.
 (3) Includes 12,920 shares owned by Mr. Cathcart's wife, as to which he disclaims beneficial ownership; 11,684 shares owned by a trust as to which Mr. Cathcart has sole voting and investment power; 560 shares owned by a trust as to which he shares voting and investment power; and 6,000 shares owned by a charitable organization of which he is president and a director.
 (4) Includes 1,000 shares owned in a trust as to which Ms. Crown shares voting and investment power.
 (5) Includes 3,760 shares held in a revocable living trust as to which Mr. McCormack has sole voting and investment power, 200 shares owned in a trust as to which he shares voting and investment power with The Northern Trust Company, and 7,270,090 shares as described in footnote 6.
 (6) Robert C. McCormack, Harold B. Smith, Edward Byron Smith, Jr. and The Northern Trust Company are trustees of twelve trusts owning 7,270,090 shares as to which they share voting and investment power.


                                        6


 (7) Includes 151,088 shares held in a revocable living trust as to which Harold B. Smith has sole voting and investment power; 11,018,732 shares owned in twelve trusts as to which he shares voting and investment power with The Northern Trust Company and others; 1,099,240 shares owned in ten trusts as to which he shares voting and investment power; 7,270,090 shares as described in Footnote 6; and 44,056 shares owned by a charitable foundation of which he is a director.
 (8) Includes shares covered by stock options exercisable within 60 days of December 31, 1994 as follows: Mr. Crowther, 35,068; Mr. Farrell, 47,496; Mr. Jenkins, 25,500; Mr. Nichols, 12,500; Mr. Ptak, 34,750; and directors, nominees and executive officers as a group, 320,564.
 (9) Includes 146,464 shares held in a revocable living trust as to which Mr. Crowther shares voting and investment power.
(10) Includes 1,962 shares held by Mr. Farrell as custodian for his minor children, as to which he disclaims beneficial ownership.
(11) Includes 100 shares allocated to Mr. Jenkins' account in the Company's Savings and Investment Plan.
(12) Includes 322,038 shares held in a family partnership of which Mr. Nichols is general partner and shares voting and investment powers; 5,600 shares owned in a revocable living trust as to which Mr. Nichols has sole voting and investment power; 7,200 shares owned by Mr. Nichols' wife, as to which Mr. Nichols disclaims beneficial ownership; 6,148 shares held by Mrs. Nichols as custodian for their minor children, as to which Mr. Nichols disclaims beneficial ownership; 3,522 shares allocated to his account in the Company's Savings and Investment Plan; and 69,430 shares owned by a charitable foundation of which he is a co-trustee.
(13) Includes 10,874 shares owned in a trust as to which Edward Byron Smith, Jr. has sole voting and investment power; 96,200 shares owned in a trust as to which The Northern Trust Company has sole voting and investment power; 122,392 shares owned in three trusts as to which Mr. Smith shares voting and investment power, and 7,270,090 shares as described in Footnote
      6. Also includes the following shares held for the benefit of Mr. Smith's minor children: 65,190 shares owned in two trusts as to which The Northern Trust Company has sole voting and investment power; 6,720 shares held in a trust as to which Mr. Smith and his wife share voting and investment power; 9,320 shares held in a trust as to which Mr. Smith's wife and sisters share voting and investment power; and 4,400 shares owned in two trusts as to which Mr. Smith sisters share voting and investment power.
(14) Including its holdings as trustee described in Footnotes 5, 6, 7, and 13, The Northern Trust Company and its affiliates act as sole fiduciary or co-fiduciary of trusts and other fiduciary accounts which own an aggregate of 21,479,850 shares. They have sole voting power with respect to 2,064,801 shares and share voting power with respect to 18,770,111 shares. They have sole investment power with respect to 1,795,806 shares and share investment power with respect to 19,448,598 shares. In addition, The Northern Trust Company holds in other accounts, but does not beneficially own, 9,923,449 shares, resulting in aggregate holdings by The Northern Trust Company of 31,403,299 shares (27.2%).

      Because of their holdings individually and as trustees, the holdings of their immediate families and/or their positions with the Company, Robert C. McCormack, Edward Byron Smith Jr. and Harold B. Smith may be deemed to be "controlling persons" of the Company within the meaning of the Securities Act of 1933, as amended.

      The Company maintains normal commercial banking relationships with The Northern Trust Company, which also acts as the trustee under the Company's pension plan. The Northern Trust Company is wholly owned subsidiary of Northern Trust Corporation. Harold B. Smith, a director of the Company, is also a director of Northern Trust Corporation.

      The Northern Trust Company's address is 50 South LaSalle Street, Chicago, IL 60675 and the address of each of the other beneficial owners of more than 5% of the Company's Common Stock is c/o The Secretary, Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, IL 60025.

                             EXECUTIVE COMPENSATION

     The table below summarizes the compensation of the Chief Executive Officer and the other four most highly compensated Executive Officers.

                           Summary Compensation Table

                                                                                        Long-Term Compensation
                                                                               ---------------------------------------
                                             Annual Compensation                        Awards              Payouts
                                ---------------------------------------------  -------------------------  ------------
                                                                                              Securities
                                                                                Restricted    Underlying                  All Other
    Name and                                                 Other Annual          Stock        Options      LTIP       Compensation
Principal Position        Year  Salary($)(1)  Bonus($)(2)  Compensation($)( )   Awards($)(4)    ($)( )     Payouts($)       ($)
------------------        ----  ------------  -----------  ------------------  -------------  ----------  ------------  ------------
John D. Nichols. . . .    1994     652,067      750,000          ---                ---             ---   1,042,776( )  27,014( )( )
  Chairman and Chief      1993     600,000      567,600          ---                ---           50,000    950,111( )  12,269
  Executive Officer       1992     580,684      530,900          ---                ---             ---     782,097( )   6,365
H. Richard Crowther. .    1994     282,298      287,100          ---              218,750         17,918      ---       12,136( )( )
  Vice Chairman           1993     273,000      258,000          ---                ---           42,708      ---        8,322
                          1992     283,651      250,000          ---                ---            6,082      ---        6,806
W. James Farrell . . .    1994     250,650      291,300          ---            1,400,000           ---       ---        9,836( )( )
  President               1993     242,000      228,000          ---                ---           36,986      ---        7,332
                          1992     233,448      146,000          ---                ---             ---       ---        6,860
Robert H. Jenkins. . .    1994     214,641      218,000          ---            1,400,000           ---       ---        7,813( )( )
  Executive               1993     200,000      177,000          ---                ---           30,000      ---        6,050
  Vice President          1992     186,905      150,000          ---                ---             ---       ---        5,452
Frank S. Ptak. . . . .    1994     192,165      195,000          ---            1,400,000           ---       ---        7,380( )( )
  Executive               1993     180,000      177,000          ---                ---           30,000    139,758(7)   5,507
  Vice President          1992     172,500      173,000          ---                ---             ---            ---   5,003
_____________

(1) The dollars displayed in the salary column reflect the actual salary earned during 1994, including any amounts deferred under the Company's 1993 Executive Contributory Retirement Income Plan or the Savings and Investment Plan or both.

(2) Amounts awarded under the Executive Incentive Plan are calculated on the base salary of record as of December 31 for the respective years.

(3) Perquisites and other personal benefits, securities or property in the aggregate do not exceed the threshold reporting level of the lesser of $50,000 or 10% of total salary and bonus reported for the named Executive Officer.

(4) Represents the value of restricted stock grants authorized under the 1979 Stock Incentive Plan and approved by the Compensation Committee at their December 1994 meeting. The number of shares granted and their value as of December 31, 1994 for each of the officers is as follows: Mr. Crowther, 5,000 shares ($218,750); Mr. Farrell, 32,000 shares ($1,400,000); Mr.
     Jenkins, 32,000 shares ($1,400,000); and Mr. Ptak, 32,000 shares ($1,400,000). These individuals may exercise full voting rights as to the restricted stock and are entitled to receive all dividends and other distributions paid on the restricted stock from the date of grant until forfeited or sold. Mr. Crowther's shares will vest in five equal annual installments commencing December 31, 1995. Messrs. Farrell, Jenkins and Ptak's shares each vest in the following manner: 3,200 on December 31,1995; 4,800 on December 31, 1996; 6,400 on December 31, 1997; 6,400 on December
     31, 1998; 6,400 on December 31,1999; 3,200 on December 31, 2000; and 1,600
     on December 31, 2001. Unvested shares will be forfeited if the executive leaves the Company before retirement.

(5) Stock option grants have been adjusted where appropriate to reflect the 2 for 1 stock split effective June 1993.

(6) For 1994, the market value of 20,000 phantom stock units, the vesting of which was approved by the Compensation Committee on February 15, 1995 to be effective March 31, 1995, was $875,000 as of

                                        8


     December 31, 1994; and interest and dividends credited on 264,000 shares in Mr. Nichols' Phantom Stock Account totaled $167,776. For 1993, the market value as of the date of vesting (March 31, 1994) for 20,000 phantom shares was $810,000, and interest and dividends credited on 244,000 shares in his Account totaled $140,111. For 1992, the market value at the date of vesting (December 11, 1992) for 20,000 phantom stock units was $628,750, and interest and dividends credited on 264,000 shares to his Account totaled $153,347. The Compensation Committee previously authorized the distribution to Mr. Nichols on December 31, 1992 of (i) the market share of and accrued dividends and interest on the 20,000 phantom stock units vested for 1992 totaling $659,683, and (ii) the market value of and accrued dividends and interest on 20,000 phantom stock units earned in 1991 totaling $666,567. Other than the December 31, 1992 distribution referred to in the previous sentence, all vested units and accrued interest and dividends are being held for Mr. Nichols in his Account and have not been distributed. Units have been adjusted where appropriate to reflect the 2 for 1 stock split effective June 1993.

(7) Cash and market value of Common Stock paid in 1993 for performance share appreciation units granted under the Company's 1979 Stock Incentive Plan for a three-year performance period ended December 31, 1992.

(8) Includes Company matching contributions to the Executive Officers' accounts in the 1993 Executive Contributory Retirement Income Plan. For 1994 the amounts are: Mr. Nichols, $19,562; Mr. Crowther, $8,469; Mr. Farrell, $7,525; Mr. Jenkins, $6,439; and Mr. Ptak, $5,765.

(9) Includes interest credited on deferrred compensation in excess of 120% of the Applicable Federal Long-term Rate. For 1994 the amounts are:
     Mr. Nichols, $7,452; Mr. Crowther, $3,667; Mr. Farrell, $1,711;
     Mr. Jenkins, $1,374; and Mr. Ptak, $1,555.

                             ______________________

     The table below sets forth information as to options granted during 1994 to the Executive Officers listed in the Summary Compensation Table.

                              Option Grants in 1994

                                                                                                      Potential Realizable Value
                                                                                                       at Assumed Annual Rates
                                                                                                                 of
                                                                                                       Stock Price Appreciation
                                                       Individual Grants                                  for Option Term ( )
                                  --------------------------------------------------------------   -------------------------------
                                   Number of
                                   Securities
                                   Underlying      % of Total
                                    Options      Options Granted
                                    Granted       to Employees      Exercise or Base  Expiration
Name                                  ($)            in 1994          Price ($/Sh)       Date      0% ($)     5% ($)      10% ($)
----                               ----------    ---------------    ----------------  ----------   ------    --------    ---------
John D. Nichols. . . . . . . .        ---              ---                ---             ---        ---        ---         ---
H. Richard Crowther. . . . . .      4,360(2)           3.5%              44.375        12/11/97        0       33,245      70,250
                                    3,496(2)           2.8%              44.375        12/06/99        0       45,291     100,736
                                   10,056(2)           8.2%              44.375        12/13/01        0      189,368     444,320
W. James Farrell . . . . . . .        ---              ---                ---             ---        ---        ---         ---
Robert H. Jenkins. . . . . . .        ---              ---                ---             ---        ---        ---         ---
Frank S. Ptak. . . . . . . . .        ---              ---                ---             ---        ---        ---         ---
___________

(1) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission. They are therefore not intended to forecast possible future appreciation, if any, of the Company's Stock price and do not reflect any income tax liability of the individual recipients nor the time value of money. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

                                        9



(2) These grants were made on August 26, 1994 in connection with the exercise of previously granted options containing a reload feature. These grants also contain a reload feature providing that if the exercise price is paid by surrender of previously owned shares of Common Stock, a new option in the amount of the shares surrendered will be granted. The exercise price of the new option will equal the markeet value of a share of Common Stock on the date of grant. The option will vest in one year, provided the shares acquired on exercise of the underlying option are held for one year, and will expire on the same date as the underlying option.

                             ______________________

     The table below sets forth information as to option exercises during 1994 as well as the number and value of unexercised options as of December 31, 1994 for the Executive Officers listed in the Summary Compensation Table.


                       Aggregated Option Exercises in 1994
                         and 1994 Year-End Option Values

                                                                Number of Securities
                                                                     Underlying         Value of Unexercised In-
                                                                 Unexercised Options      the-Money Options at
                                                                  at Year-End ( )           Year-End ($)(1)
                                     Shares                     --------------------    ------------------------
                                   Acquired on      Value         Exer-      Unexer-       Exer-       Unexer-
Name                               Exercise( )    Realized( )    cisable     cisable      cisable      cisable
----                               -----------    -----------   --------    --------    ----------   -----------
John D. Nichols. . . . . . . .        ---             ---         12,500      37,500        92,188       276,583
H. Richard Crowther. . . . . .       38,382         825,699       35,068      47,912       506,228       264,113
W. James Farrell . . . . . . .        6,000         117,375       47,496      27,500       728,538       235,938
Robert H. Jenkins. . . . . . .        2,000          42,375       25,500      27,500       334,501       235,938
Frank S. Ptak. . . . . . . . .        ---             ---         34,750      26,250       659,188       218,438
___________

(1) Based on the year-end closing market price of the Company's Common Stock ($43.75).

                                Retirement Plans

     The Company's principal non-contributory defined benefit Pension Plan covers substantially all employees of the parent company and certain domestic subsidiaries. Executive Officers participate in this plan on the same basis as do more than 10,000 other eligible employees. Benefit amounts are based on years of service and average monthly compensation for the five highest consecutive years out of the last ten years of employment. The Company did not make any contributions to the Pension Plan during the year ended December 31, 1994.

     The following table illustrates the maximum estimated annual benefits to be paid upon normal retirement at age 65 to individuals in specified compensation and years of service classifications. The table does not reflect the limitations contained in the Internal Revenue Code of 1986 on benefit accruals under the Pension Plan. Under a plan adopted by the Board of Directors, supplemental payments in excess of those limitations will be made to participants designated by the Compensation Committee in order to maintain benefits upon retirement at the levels provided under the Pension Plan's formula.


                                         Estimated Annual Normal Retirement Benefits(1)
                                --------------------------------------------------------------------------
                                                 Years of service at normal retirement(2)
     Compensation(3)               10         15         20         25         30         35         40
     ---------------            --------   --------   --------   --------   --------   --------   --------
     $  500,000. . . . . . .    $ 32,500   $123,750   $165,000   $206,250   $247,500   $266,250   $285,000
        750,000. . . . . . .     123,750    185,625    247,500    309,375    371,250    399,375    427,500
      1,000,000. . . . . . .     165,000    247,500    330,000    412,500    495,000    532,500    570,000
      1,250,000. . . . . . .     206,250    309,375    412,500    515,625    618,750    665,625    712,500
      1,500,000. . . . . . .     247,500    371,250    495,000    618,750    742,500    798,750    855,000
      1,750,000. . . . . . .     288,750    433,125    577,500    721,875    866,250    931,875    997,500
___________

(1) Amounts shown exceed actual amounts by .65% of Social Security covered compensation for each year of service up to 30 years.

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

(2) Years of service as of December 31, 1994 for the five most highly compensated Executive Officers were as follows: Mr. Nichols, 25.2 years; Mr. Crowther, 36.0 years; Mr. Farrell, 29.5 years; Mr. Jenkins, 15.6 years; Mr. Ptak, 19.1 years. The years of service for Mr. Nichols reflect the Company's agreement to provide him pension benefits to which he otherwise would be entitled if his service with certain previous employers had been with the Company.

(3) Compensation includes all amounts shown under the columns "Salary" and "Bonus" in the Summary Compensation Table.

     The Company's 1982 Executive Contributory Retirement Income Plan provided certain executives designated by the Compensation Committee the opportunity to supplement their retirement benefits in exchange for salary reductions during the four-year period 1983 through 1986. Under the plan the Company agreed to pay benefits upon retirement, death or disability, with the actual benefit amounts dependent upon the amount of the deferral, the amount of the Company's contribution, and the age of the participant at entry into the plan. Four of the five named Executive Officers included in the Summary Compensation Table were eligible and elected to have their salaries reduced by 10%. During the period of salary reduction the executives could not contribute to and did not receive the Company's matching contribution in the Savings and Investment Plan. The Company purchased insurance on the lives of the participants to fund the benefits, with the 10% of salary retained by the Company and the 3% of base compensation that the Company would have contributed to match participant contributions to the Savings and Investment Plan applied to the premium for insurance. Under the 1982 Plan, annual benefits payable beginning at the normal retirement age of 65 for 15 years were fixed following the deferral period and are as follows: Mr. Nichols, $107,658; Mr. Crowther, $69,477; Mr. Farrell, $113,529; and Mr.
Jenkins, $70,240.

                                      11